UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934
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The Children’s Place Retail Stores, Inc.

(Name of Registrant as Specified In Its Charter)
EZRA DABAH
RENEE DABAH
STANLEY SILVERSTEIN
RAINE SILVERSTEIN
BARBARA DABAH
GILA GOODMAN
RAPHAEL BENAROYA
JEREMY J. FINGERMAN
ROSS B. GLICKMAN
EMANUEL R. PEARLMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On July 7, 2009, The Committee of Concerned Shareholders of The Children’s Place began using the attached investor presentation in meetings with the Company’s shareholders.

Highly Confidential For Discussion Purposes Only The Committee of Concerned Shareholders of A Call for Action Investor Presentation Summer 2009

CHANGE IS NEEDED 9 VOTE GOLD Disclaimer In connection with the 2009 Annual Meeting of Shareholders of The Children’s Place Retail Stores, Inc. (“The Children’s Place”), the Committee of Concerned Shareholders of The Children’s Place (the “Committee”) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on June 17, 2009 containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of The Children’s Place. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of The Children’s Place on or about June 17, 2009. SHAREHOLDERS OF THE CHILDREN’S PLACE ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by the Committee are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at http://www.eproxyaccess.com/plce or by calling the Committee’s proxy solicitor, Innisfree M&A Incorporated, at 1 (888) 750-5834. The Committee is composed of Ezra Dabah, Renee Dabah, Stanley Silverstein, Raine Silverstein, Haim Dabah, Barbara Dabah and Gila Dweck. The members of the Committee and Raphael Benaroya, Jeremy J. Fingerman and Ross B. Glickman (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to the Committee’s Nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in the Committee’s definitive proxy statement. This presentation contains forward-looking statements. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of the members of the Committee and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. The members of the Committee do not assume any obligation to update any forward-looking statements contained in this presentation. This presentation is for general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of the Committee, which opinions may change at any time and are based on publicly available information with respect to The Children’s Place. Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) by The Children’s Place or other companies that the Committee considers comparable or relevant. The Committee has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. Neither the Committee nor any of its members, nor any affiliate of any such member, shall be responsible or have any liability for any misinformation contained in any SEC filing or third party report. The Committee disclaims any obligation to update the information contained herein. This presentation does not recommend the purchase or sale of any security. Under no circumstances is this presentation to be used or considered an offer to sell or a solicitation of an offer to buy any security. There is no assurance or guarantee with respect to the prices at which any securities of The Children’s Place will trade. The members of the Committee currently hold a substantial amount of common stock and options of The Children’s Place and may in the future take such actions with respect to their investments in The Children’s Place as they deem appropriate including, without limitation, purchasing additional shares of The Children’s Place common stock or related financial instruments or selling some or all of their beneficial and economic holdings, engaging in any hedging or similar transaction with respect to such holdings and/or otherwise changing their intention with respect to their investments in The Children’s Place. The members of the Committee may also change their beneficial or economic holdings depending on additions or redemptions of capital. The Committee members’ beneficial ownership of The Children’s Place common stock and options may vary over time depending on various factors, with or without regard to the Committee’s views of The Children’s Place’s business, prospects or valuation (including the market price of The Children’s Place common stock), including without limitation, other investment opportunities available to the members of the Committee, conditions in the securities market and general economic and industry conditions.

Here is Why We Are Seeking Your Support

CHANGE IS NEEDED 9 VOTE GOLD The Committee of Concerned Shareholders’ Mission We believe that The Children’s Place recent deterioration in performance is just the beginning of a downward trend, and that the Company urgently requires talented, experienced directors with a vision and a plan for growing the Company If elected, the Committee’s Nominees intend to work with the Board to take definitive action towards: Identifying and recommending a permanent CEO and non-executive Chairman Articulating a clear vision for the future of the Company Reversing the loss of management and retaining and attracting key talent Positioning the Company for profitability and growth

CHANGE IS NEEDED ☑ VOTE GOLD

Urgent Concerns Regarding the Current Children's Place Leadership

The Children's Place's current leadership is putting at risk the Company, its growth prospects and its ability to realize higher shareholder value

The Company's Slate Does Not Have The Necessary Expertise	▪ Company's slate has a poor track record – Ms. Kasaks oversaw as CEO declines of 84% and 27% at PacSun and Ann Taylor, respectively[1] – Mr. Matthews has been on the Board of three companies that have filed for Bankruptcy – Mr. Elvey does not possess the requisite retail experience ▪ Lacks expertise in real estate strategy, marketing and branding – all are necessary for success
The Board's Economic Interests Are Not Adequately Aligned With Shareholders	▪ The Board collectively owns less than 1.0% of the common shares outstanding[2] ▪ None of the Incumbent Board members have ever purchased any shares of the Company's common stock in the open market[3]
The Company's Performance And Stock Price Have Declined	▪ Stock price has fallen (4%) from $25.80 to $24.86 since Mr. Crovitz's appointment ▪ Stock price has fallen (32%) from $36.79 to $24.86 since the beginning of June ▪ One month of comp growth since Nov 2008, culminating with 9% decline in May 2009 – worst monthly comp store sales results in over three years
There Has Not Been Anyone In Charge On A Permanent Basis	▪ The Board by its own admission has failed to install a permanent CEO after 22 months ▪ Your Company has been led by an **Interim Chairman** and **Interim CEO** for almost **two years**

Change is needed:
the value of your investment is at risk

(1) Ms. Kasaks was CEO of PacSun from 2007 to 2009; she was CEO of Ann Taylor from 1992 to 1996; We note that stock prices can be affected by many factors
(2) Excludes Mr. Dabah and Mr. Silverstein
(3) Excludes Mr. Dabah. Although none of the Committee's nominees currently owns any shares of the Company's common stock, each has committed to purchasing shares if elected to the Board

[5]

CHANGE IS NEEDED 9 VOTE GOLD The Children’s Place Needs Relevant Growth Minded Experience in the Boardroom The Committee has nominated three experienced and independent director candidates for election at the Company’s upcoming 2009 Annual Meeting of Shareholders 25+ years specialty retail experience — Izod Lacoste, The Limited Inc. and United Retail Group (Chairman and CEO) RAPHAEL BENAROYA — F.A.O. Schwarz (Chairman — post bankruptcy) Qualified Retail CEO Current Chairman of Russ Berrie — Public company specializing in children’s consumer products Mr. Dabah does not have any prior 20+ years mass marketing and brand management expertise social, JEREMY J. FINGERMAN Recently served as President and CEO of R.A.B. Food Group, LLC business or professional Marketing and Branding Former President of the largest division of Campbell Soup relationship Company, the U.S. Soup Division with any of the Committee 35+ years specialty retail and real estate strategy experience Nominees Current Chairman and CEO of Urban Retail Properties ROSS GLICKMAN — Real estate firm specializing in retail shopping centers Real Estate Strategy — 28m sq. ft. under management Former Director of Real Estate for The Limited Inc. The new independent Nominees are committed to enhancing shareholder value and are proven executives with successful track records [ 6 ]

CHANGE IS NEEDED 9 VOTE GOLD The New Independent Directors Will Address These Current Leadership Concerns If elected, the Committee’s new Nominees will work proactively with the Board to address the Company’s current deficiencies The Committee’s Nominees address Board’s deficiencies with expertise in specialty retail, real estate strategy, Slate Has The marketing and branding Expertise And Nominees have established successful growth track records Track Record The Economic Interests With 22% ownership, the Committee’s economic interests are aligned with shareholders Of The Committee’s The Committee’s Nominees will purchase stock upon their election Nominees Will Be Aligned The Committee’s Nominees are focused on increasing shareholder value With Shareholders Initiate growth plans to maximize short- and long-term shareholder value The Company Will — Stop the loss of key management personnel and attract and retain new talent Be Headed In The — Including but not limited to: shoe concept, small market concept and big box format Right Direction Utilize Nominees’ expertise in real estate strategy and marketing to enhance brand and to take advantage of current real estate market The Committee’s Among the Committee’s Nominees’ highest priority will be identifying a new, permanent CEO Nominees Will We recommend that the Board of Directors give consideration to Raphael Benaroya for the Prioritize Identifying position of CEO A Permanent CEO The Committee’s independent Nominees will significantly enhance the Board and will actively work with the Board and management to increase shareholder value [ 7 ]

The Company’s Slate Does Not Have The Necessary Expertise

CHANGE IS NEEDED ✓ VOTE GOLD

Incumbent Nominee: Sally F. Kasaks – Track Record Does Not Support Nomination

***Ms. Kasaks** was replaced as CEO after she oversaw an **84% erosion in shareholder value at Pacific Sunwear;** Ms. Kasaks also oversaw a 27% decline in Ann Taylor's stock price during her tenure as CEO[(1)]*


5/23/07: ($19.74) Ms. Kasaks named CEO and Chairman of PSUN
10/24/07: ($15.42) Announced plans to close One Thousand Steps concept
1/4/08: ($12.28) Closed its Demo Concept stores
12/9/08: ($1.86) PacSun Division President resigns
6/17/09: ($3.20) Ms. Kasaks replaced as CEO and Chairman
4/3/09: ($1.67) Proxy fight with Adrenalina resolved
2/12/09: ($1.50) Adrenalina launched Proxy Fight with PSUN
6/11/07: ($20.56) Eliminated position of COO
$25
$20
$15
$10
$5
$0
40%
30%
20%
10%
0%
6%
5%
(5%)
10%
3%
(1%)
2%
(3%)
(7%)
6%
(8%)
4%
(3%)
3%
(4%)
(6%)
(5%)
(11%)
(10%)
(10%)
(11%)
(18%)(2)
84% stock price decline
Comp. Store Sales
Stock Price
May-07
Sep-07
Jan-08
May-08
Oct-08
Feb-09
June-09

If Ms. Kasaks is not good enough to be Chairman and CEO of Pacific Sunwear, is she good enough to be on the Board of The Children's Place?

(1) Ms. Kasaks was CEO of PacSun from 2007 to 2009; she was CEO of Ann Taylor from 1992 to 1996; We note that stock prices can be affected by many factors
(2) Pacific Sunwear stopped reporting monthly comps in FY 2009

[9]

CHANGE IS NEEDED 9 VOTE GOLD Incumbent Nominee: Norman Matthews — Not the Right Choice Mr. Matthews, 76, brings a less than impressive resume that includes directorship at companies with weak performance and several bankruptcies Last full-time position with a public company was 21 years ago (at Federated Department Stores in 1988) We do not believe Mr. Matthews can bring the forward outlook necessary to understanding and preserving the youthful, contemporary image unique to “The Children’s Place” brand Company Year Position Company Bankruptcy Event 2005 Director Levitz 9 Levitz filed for Chapter 11 in October 2005 and was ultimately liquidated 2004 Chairman Galyan’s Trading Reported seven straight quarters of declining same-store sales Company and 18% decline in share price over 3 years since IPO before being acquired 2001 Director Lechters Inc. 9 Resigned less than four months before Chapter 11 filing; Lechters was liquidated in October 2001 1999 Director Loehmann’s, Inc. 9 Resigned from Board of Directors after Chapter 11 filing Do you want someone with this retail track record on your Board? [ 10 ]

CHANGE IS NEEDED 9 VOTE GOLD Incumbent Nominee: Malcolm Elvey — Lack of Relevant Expertise Malcolm Elvey has served as a director since 2002 Only retail experience was at Metro Cash and Carry over 30 years ago — CEO of LimoRes.net, a ground transportation company he helped found in New York (2004 to 2006) — Founder of Esquire Communications, Ltd., a court reporting and legal services company — A venture capitalist focused on technology companies Previous Board member affiliations — ADT Ltd. (The Hawley Group), a provider of electronic security systems and services — Pritchard Services, a provider of housekeeping services Do you believe Mr. Elvey’s lack of relevant retail experience provides him with the ability to guide the strategic direction of the Company? [ 11 ]

CHANGE IS NEEDED 9 VOTE GOLD Summary of Incumbent Nominees Ask yourself: Do the incumbent nominees have: — the focus to complete the CEO search after 22 months? — the requisite skills (i.e. real estate strategy, marketing and branding) to lead the Company in this difficult retail environment? — the right track record to protect your investment? — the same incentive as shareholders? Do you want your investment under the stewardship of the Incumbent Nominees given their track record and lack of requisite expertise? [ 12 ]

The Board’s Economic Interests Are Not Adequately Aligned With Shareholders

CHANGE IS NEEDED 9 VOTE GOLD Current Board’s Economic Interests are Not Adequately Aligned With Shareholders’ None of the Company’s Nominees have ever purchased a single share of the Company’s stock in the open market(1) The interests of the Committee, which owns 22% of the Company’s outstanding shares, are closely aligned with shareholders(2) The current Board as a whole owns less than 1% of the shares outstanding(3) Our Nominees will purchase shares upon election We note that The Children’s Place stock price — is down (4%) from $25.80 to $24.86 since Mr. Crovitz’s appointment as Interim CEO — is down (32%) from $36.79 to $24.86 since the beginning of June 2009 INCUMBENT Nominees COMMITTEE OF CONCERNED SHAREHOLDERS Shares Percent Shares Percent Beneficially of Beneficially of Owned Class (1) Owned Class (1) 45,143 0.2% 6,445,700 21.8% Sally Frame Kasaks Committee 30,143 0.1% Malcolm Elvey 0 0.0% Norman S. Matthews Total 75,286 0.3% Total 6,445,700 21.8% Do you want your investment under the stewardship of a group of directors who, unlike you, have never invested their own capital in the Company? (1) Based on 29,605,114 common shares outstanding as of June 9, 2009 [ 14 ] (2) While the directors are not legally required to own shares in the Company and otherwise have fiduciary duties to act in the interests of shareholders, the Committee believes shareholders would be better served by a Board that has a greater economic ownership interest in the Company (3) Excludes Mr. Dabah and Mr. Silverstein

The Company’s Performance And Stock Price Have Declined; The Time for Change is Now

CHANGE IS NEEDED 9 VOTE GOLD We Believe the Company’s Strong Foundation is Undermined by Inexperienced Interim Management The Children’s Place demonstrated significant growth prior to the current Interim Management team Store Count Reported Net Sales ($m) Reported Operating Profit ($m) Reported Earnings Per Share 1,194 $119 $2,018 $2.92% % % % [5] [9] 9 2 [2] [6] 2 [2] : R: R: : R R G G G G CA CA A A C C 155 $14 $193 $0.29 FY 1997 FY 2006 FY 1997 FY 2006 FY 1997 FY 2006 FY 1997 FY 2006 The period from FY 1997 to FY 2006 positioned the Company for Growth...however, the Interim Management team has failed to carry that growth forward Note: Financials reflect reported results and include Disney store operations [ 16 ]

CHANGE IS NEEDED ✓ VOTE GOLD

Recent Weak Sales Should Sound the Alarm for Stockholders

Recent performance confirms our concerns

- The Company has only reported one month of comp store sales growth since November 2008, culminating with a decline of 9% in May 2009, the worst monthly comparable store sales results over three years (s far back as the Company has disclosed its new comparable store sales methodology)
  - May comp decline is particularly troubling - 11% lower than the median comparable sales of other value retailers
- Investors have taken note of the Company's erratic sales
  - *"We expect shares of PLCE to be weak following disappointing May sales as investors examine the company's erratic sales trends the potential for limited gross margin restoration given indications of higher product cost continuing into Q2"* – Betty Chan, Wedbush Equity Research
- The Company's stock price has decreased (32%) since the beginning of June 2009

LTM The Children's Place Comp Store Sales



Old Methodology
Change in Reporting Method
20%
10%
0%
(10%)
(20%)
16%
0%
0%
0%
4%
(7%)
0%
(11%)
0%
(2%)
5%
(9%)
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May

May 2009 Comps (Value Retailers)[1]



Median: 2%
20%
10%
0%
(10%)
(20%)
19%
5%
4%
3%
1%
0%
(6%)
(8%)
(9%)
Aeropostale
TJMaxx
BJ's
Old Navy
Costco
Kohl's
Target
JCPenney
PLCE

The Committee is concerned that under its inexperienced interim leadership and complacent Board of Directors, The Children's Place's performance cannot be sustained

(1) Wal-mart, Gymboree, Tween Brands and Carters do not report monthly comps; Comps exclude impact of gasoline sales for BJ's and Costco

[17]

CHANGE IS NEEDED 9 VOTE GOLD The Company is Masking the Top-line Trend In Q4 2008, the Company changed its comparable store sales reporting method to adjust for constant dollars and to include e-commerce sales... This is a highly uncommon practice among specialty retailers The new methodology seems to enhance the results as highlighted by the fact that FY 2008 results were 3% better and Q4 2008 results were 6% better as compared to the old methodology 20% 15% 10% 5% 0% (5%) (10%) (15%) Oct-07 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 New Methodology Old Methodology We do not believe current interim management is being forthright with shareholders regarding recent top-line trends [ 18 ]

CHANGE IS NEEDED 9 VOTE GOLD Current Interim Management is Taking Undue Credit for 2008 Results ...and top-line results under current management’s “sole influence” have been weak Vertically-integrated, specialty retailers, including The Children’s Place, design and merchandise their product selection a year in advance of being presented in stores Consequently, 2008’s successful sales and profitability was overwhelmingly dependent on merchandising, planning, purchasing, and marketing decisions made in 2007 Reflects Decisions Made in 2007 25% 16% 15% Methodology 15% Median: 6% Change 9% 10% 8% 8% 6% 4% 5% 5% 2% 0% 0% 0% 0% 0% (5%) (3%) (2%) (7%) (9%) (11%) Median: (2%) (15%) Oct-07 Nov-07 Dec-07 Jan-08 Feb-08 Mar-08 Apr-08 May-08 Jun-08 Jul-08 Aug-08 Sep-08 Oct-08 Nov-08 Dec-08 Jan-09 Feb-09 Mar-09 Apr-09 May-09 New Method: 1% 7% 4% 8% 9% (4%) 17% 12% 18% 2% 1% 1% 10% (2%) 5% (4%) — — — — Current management takes credit for 2008 performance even though it is largely due to decisions that were made in 2007 [ 19 ]

CHANGE IS NEEDED 9 VOTE GOLD In Our View, Weak Sales are the Direct Result of a Lack of Innovation and Growth Initiatives For example, the Board of Directors and Interim Management have not actively pursued the Company’s promising footwear initiative Shoe concept launched during back-to-school season in FY 2007 with 54 stores CHILDREN’S US FOOTWEAR MARKET ($m)(1) Roll-out slowed down to a halt with only four new shoe stores in FY 2008 [5] % R : A G $5,642 Shoe concept is trending towards realizing square C footage productivity and profitability of the Company’s overall chain average $5,468 The Children’s Place has the potential to reach high single digit market share driven by its unique, value, fashion position The US Children’s Footwear market represents an attractive market opportunity $5,120 — Measured $5.7 billion 2007, up 3% from 2006 — Grew at a CAGR of 4.9% between 2005 and 2007 2005 2006 2007 Despite the compelling opportunity the footwear initiative presents, current leadership has not actively pursued the project (1) NPD press release dated February 14, 2008 [ 20 ]

CHANGE IS NEEDED 9 VOTE GOLD Loss of Management Talent The current Board of Directors and Interim Management have been unable to stem the loss of key valued management talent Most of these departures were due primarily to Position Lost Date Lost Tenure Yrs dissatisfaction with current leadership and the President Dec-07 4 deteriorating corporate culture SVP-General Merchandise Manager Apr-08 1.5 VP-Chief Financial Officer Aug-08 0.8 Since Mr. Crovitz became Interim CEO, the Company SVP-General Counsel Dec-08 1.2 has been unable to recruit key management talent(1) VP-Investor Relations May-08 6 — The Company is currently operating without a President, VP-Logistics & Distribution Feb-09 17 General Merchandise Manager or General Counsel VP-Controller Oct-08 12 The Company failed to retain key Disney Store VP-Marketing Feb-09 17 executives to fill key positions vacated by other VP-Merchandising Feb-09 17 executives President-Disney Store Jun-08 2 SVP-GMM Disney Store Jun-08 6 Our Nominees will work with the Board to stem the loss of creative talent and energy (1) Other than SVP-Real Estate and SVP-Marketing, both of whom Mr. Dabah introduced before his resignation [ 21 ]

CHANGE IS NEEDED 9 VOTE GOLD Questionable Management Decisions: Repatriation of Cash We question certain decisions by management and the Board of Directors that have led to shareholder value losses In Q4 2007, Company unnecessarily repatriated cash of ~$45 million from its Hong Kong subsidiary Severely impaired the Company’s long-standing tax strategy for years to come and increased the Company’s income tax percentage from approximately 37% to 42% We estimate this decision destroyed approximately $53 million in shareholder value(1) Was the $45 million repatriation of cash worth destroying the Company’s long-term tax strategy? (1) Based on stock price close on July 6th, 2009 [ 22 ]

CHANGE IS NEEDED 9 VOTE GOLD Questionable Management Decisions: Imprudent Financing We question certain decisions by management and the Board of Directors, for example: Issued $85 million term loan in July 2008 despite — Average quarterly cash balance FY2008 $169 million clearly indicates sufficient liquidity available to Company — Plus a largely undrawn and underutilized $200 million ABL Company repaid $47 million through April 2009 (< 9 months after issuance) Quarterly Cash Balance ($m) Quarterly ABL Availability ($m)(1) $85M TERM LOAN RENEWED AND UPSIZED ABL (July 31, 2008) $226.2 $224.3 (July 31, 2008) $186.0 $145.5 $146.7 $114.2 $108.1 $118.3 $98.2 $71.1 1Q 08 2Q 08 3Q 08 4Q 08 1Q 09 1Q 08 2Q 08 3Q 08 4Q 08 1Q 09 Was the financing necessary? (1) There were no borrowings outstanding at period end for any of the quarters in FY 2008 [ 23 ]

CHANGE IS NEEDED 9 VOTE GOLD Interim Management: Weak Relative Valuation Company stock is trading at a P/E multiple that is approximately 55% of its comparable peer group CY 2009E P/E 80.0x 60.1x 58.4x 60.0x 36.8x 40.0x (55%) Discount 25.7x 23.5x 23.1x 18.7x 18.4x 17.3x 16.4x Mean: 22.0x 20.0x 14.9x 14.4x 14.3x 14.0x 13.4x 12.8x 12.1x 11.9x 11.8x 9.9x NM NM NM NM 0.0x PLCE BEBE CHS JCP JCG ANF SHLD URBN COST AEO KSS CRI TJX LTD COH WMT BJ GPS ARO GYMB TWB NWY TLB ANN EV/CY 2009E EBITDA 20.0x 15.0x 13.6x 9.6x 9.5x 10.0x 8.4x Mean: 6.9x 7.8x 7.7x 7.3x 7.3x (62%) 7.1x 7.0x 6.4x 6.2x 6.1x 5.9x 5.9x 5.8x 5.8x 5.5x Discount 5.1x 4.9x 4.8x 4.6x 5.0x 2.6x NM 0.0x PLCE BEBE CHS JCG URBN CRI JCP WMT COST COH KSS TJX AEO NWY LTD ANN SHLD TWB ARO BJ ANF GYMB GPS TLB Source: Capital IQ [ 24 ] Stock price as of July 6th, 2009

There Has Not Been Anyone In Charge On A Permanent Basis

CHANGE IS NEEDED 9 VOTE GOLD Company Currently Operating With No Permanent Leadership The Company has been led by an Interim Chairman for over two years... INTERIM CHAIRMAN (30 MONTHS AND COUNTING): SALLY FRAME KASAKS Recently replaced as CEO and Chair of the Board at Pacific Sunwear Oversaw significant stock price declines at both Pacific Sunwear and Ann Taylor(1) during tenure as CEO — Pacific Sun stock declined (84%) — Ann Taylor stock declined (27%) Chair of Compensation Committee that approved Mr. Crovitz’s 2008 compensation Failed to find CEO as head of CEO Search Committee Why should shareholders be content with an Interim Chairman who, in our view, has a poor track record? Isn’t it time for a permanent Chairman? (1) We note that many factors affect stock price; Ms. Kasaks was CEO of Pacific Sunwear from 2007 to 2009; she was CEO of Ann Taylor from 1992 to 1996 [ 26 ]

CHANGE IS NEEDED 9 VOTE GOLD Company Currently Operating With No Permanent Leadership (cont’d) ...and an Interim CEO for almost two years — and has failed to adequately explain why this is the case INTERIM CEO (22 MONTHS AND COUNTING): CHARLES CROVITZ No previous experience as a CEO No previous experience in children’s market No product development, merchandising, marketing, nor real estate experience Has failed to develop sufficient growth initiatives for the Company, in our view Excessive compensation for an Interim CEO - Attractive perquisites include roundtrip airfare for two to his permanent residence in Martha’s Vineyard — The compensation committee chaired by Ms. Kasaks deemed it appropriate to increase this perquisite from roundtrip airfare for two on monthly basis to a weekly basis in February 2009 It is unacceptable that The Children’s Place has been operating with both an Interim CEO and Interim Chairman (neither of whom permanently resides near the Company’s headquarters) for almost two years [ 27 ]

CHANGE IS NEEDED ☑ VOTE GOLD

Excessive Compensation for an Interim CEO

The Board of Directors has provided Mr. Crovitz, an Interim CEO, excessive compensation that is significantly higher than the compensation of other retail Interim CEOs

COMPENSATION OF SELECT OTHER INTERIM CEOs

Company Name	Name	Period Served	Interim CEO Tenure	Revenues ($mm)	Year	Total Comp [1]
Sears Holdings Corporation	Bruce Johnson	02/08 - Present	16 Months	$46,770	2008	$1,166,293
Charming Shoppes, Inc.	Alan Rosskamm	07/08 - 04/09	9 Months	2,475	2009	1,474,215
Charlotte Russe Holding, Inc.	Leonard Mogil	07/08 - 11/08	4 Months	823	2008	1,895,036
Eddie Bauer Holdings, Inc.	Howard Gross	02/07 - 06/07	4 Months	1,023	2007	1,169,806
The Gap, Inc.	Robert Fisher [2]	01/07 - 07/07	6 Months	14,526	2007	-
Median			**6 Months**	**$2,475**		**$1,169,806**
The Children's Place Retail Stores	**Charles Crovitz** [3]	**09/07 - Present**	**22 Months**	**$1,630**	**2008**	**$3,904,865**

Observations

- Mr. Crovitz's compensation is ~4x higher than the median of those listed above (inclusive of his ~$1 million February 2009 stock award)
- Mr. Crovitz has been Interim CEO ~3.5x as long as those listed above

Mr. Crovitz's excessive compensation was approved by the Compensation Committee's chairman, Ms. Kasaks

(1) Total compensation annualized in instances where the term of service was less than one year for the reported proxy amount
(2) Gap Interim CEO Robert Fisher did not receive any additional compensation for services provided as Interim President and CEO
(3) Excludes stock award received on February 5, 2009

[28]

CHANGE IS NEEDED ✓ VOTE GOLD

Excessive Compensation for an Interim CEO

Despite his Interim status, Mr. Crovitz's compensation is higher than that of other permanent CEOs in the retail industry

COMPENSATION[1]

Company Name	CEO Name	Revenues ($mm)	Year	Total Comp
Polo Ralph Lauren Corp.	Ralph Lauren	$5,019	2008	$34,200,351
Abercrombie & Fitch Co.	Michael S Jeffries	3,540	2008	15,912,111
Aeropostale Inc.	Julian R. Geiger	1,886	2008	14,184,583
Gymboree Corp.	Matthew K. McCauley	1,001	2008	8,679,762
Chico's FAS Inc.	Scott A. Edmonds[2]	1,582	2008	8,662,873
AnnTaylor Stores Corp.	Kay Krill	2,195	2008	7,844,424
The Talbots Inc.	Trudy F. Sullivan	1,495	2008	5,673,854
Charming Shoppes, Inc.	Dorrit J. Bern	2,475	2008	5,297,451
Phillips-Van Heusen Corp.	Emanuel Chirico	2,492	2008	4,870,079
Pacific Sunwear of California Inc.	Sally Frame Kasaks	1,255	2008	4,224,467
The Children's Place Retail Stores, Inc.	Charles Crovitz	1,630	2008	3,904,865
American Eagle Outfitters Inc.	James V. O'Donnell	2,989	2008	3,796,055
Destination Maternity Corporation	Dan W. Matthias[3]	565	2008	3,293,325
Bon-Ton Stores Inc.	Byron L. Bergren	3,225	2008	1,931,985
Dress Barn Inc.	David R. Jaffe	1,444	2008	1,688,595
Men's Wearhouse Inc.	George Zimmer	1,972	2007	1,667,224
Median		**$1,929**		**$5,083,765**

Observations

- On February 5, 2009, Mr. Crovitz received an additional stock award valued at ~$1 million - **not** tied to any performance metrics
- Mr. Crovitz's employment contract calls for tax gross-up payments for certain perquisites
- Ms. Kasaks served as chairman of the Compensation Committee at the time of the award

Ask yourself: How quickly would you act to give up an interim position for which you receive almost $4 million a year including over $500,000 in perks?

(1) Represents companies used by the Company to review its compensation practices per Proxy
(2) Ceased serving as CEO effective January 7, 2009; served as CEO for 8 years
(3) Ceased serving as CEO effective September 30, 2008; served as CEO for 16 years

[29]

CHANGE IS NEEDED 9 VOTE GOLD Excessive Perquisites for an Interim CEO Mr. Crovitz’s perquisites are, in our view, excessive and inappropriate for an Interim CEO MR. CROVITZ’S PERQUISITES Mr. Crovitz compensation package includes the following perquisites: - Eligibility in all executive benefit plans and eligible to receive and be provided with substantially the same benefits and perquisites as are maintained by the Company — Plus: transportation service to and from the Company’s headquarters — Plus: temporary living allowance for an apartment in the amount of $15,500 per month — Plus: commissions, security deposit and utilities related to the lease of the apartment — Plus: furniture rental allowance in the amount of $2,000 per month — Plus: roundtrip airfare for two to Mr. Crovitz’s permanent residence in Martha’s Vineyard(1) - Plus: tax gross up payments or payments intended to result in a net after-tax payment, for perquisites including rental costs and relocation and travel costs Are Mr. Crovitz’s perquisites (approved by the compensation committee chaired by Ms. Kasaks) providing incentives that serve to motivate him to support the search for a permanent CEO? (1) Increased from a monthly basis to a weekly basis in February 2009 [ 30 ]

A Fresh Start

CHANGE IS NEEDED 9 VOTE GOLD Committee Independent Nominee: Raphael Benaroya Extensive retail experience provides the necessary blend of senior-level specialty apparel retailing, mass consumer marketing and branding expertise 25+ years of specialty retail vertically integrated experience — Izod Lacoste, The Limited Inc. and United Retail Group Thorough understanding of children’s marketplace and its target consumers Currently Chairman of the Board of Russ Berrie & Company, Inc. — Public company specializing in design, import, marketing, and distribution of infant and juvenile consumer products Currently Managing Director of American Licensing Group, L.P. — Company specializing in consumer goods brand name licensing Formerly (until February 2009) Chairman of the Board of FAO Schwarz, subsequent to its emergence from bankruptcy Chairman of the Board, President and CEO of United Retail Group (1989 to 2007) — Public company vertically integrated specialty retailer — Successful sale to PPR (a $20 billion French conglomerate) in 2007 Mr. Benaroya earned a BSc (with distinction) in Computer Science and a MBA from the University of Minnesota; and management courses at Harvard Mr. Benaroya has extensive specialty retail experience [ 32 ]

CHANGE IS NEEDED 9 VOTE GOLD Committee Independent Nominee: Jeremy J. Fingerman Mr. Fingerman will provide the Company with a fresh perspective with regards to its marketing and branding efforts Over 20 years of mass marketing, brand management and product innovation experiences and successes Founder and Managing Partner of Clairmont Ventures, a strategic consulting and investment advisory firm focused on transforming brands and businesses. Served as Chief Executive Officer and President of R.A.B. Food Group, LLC (May 2005 to September 2007) Grew business more than 50% through organic growth initiatives and acquisitions Spent 11 years at Campbell Soup Company, ultimately rising to President of the U.S. Soup Division With responsibility for the company’s largest division, he led the revitalization of Campbell’s U.S. Soup franchise, generating three consecutive years of consumption growth for the first time in eighteen years As General Manager, Australasia, he led his team to achieve market share leadership for the first time in the company’s 30+ year history in Australia Rapid progression through key brand management assignments at General Mills, Inc. Mr. Fingerman earned MBA in general management from Harvard Business School and undergraduate degree from Columbia University Mr. Fingerman has extensive marketing and branding experience with a history of achievement [ 33 ]

CHANGE IS NEEDED 9 VOTE GOLD Committee Independent Nominee: Ross Glickman Mr. Glickman will provide the Company with extensive expertise in retail real estate strategy and current real estate market conditions 35+ years specialty retail and real estate experience Currently Chairman of the Board of Directors and CEO of Urban Retail Properties, LLC - Development, leasing and management real estate company, specializing in retail shopping centers - Approximately 28 million square feet under management President of Glickman Properties, a shopping center development firm, prior to joining Urban Retail in 1991 Director of Real Estate for The Limited, Inc. (1984 to 1989) — Responsible for expanding the Company divisions, including Limited Stores, Victoria Secret, Lane Bryant, Lerner, and Size Unlimited Director of Real Estate for General Nutrition Centers (1979 to 1984) — Expanded from 500 to 1,500 company-owned stores nationwide in only 4 years Vice President of The Athlete’s Foot — Grew the specialty retail athletic footwear chain from one store to 400 Mr. Glickman holds a Bachelor of Arts degree from The Ohio State University Mr. Glickman is a seasoned real estate expert with a demonstrable growth track record of success [ 34 ]

CHANGE IS NEEDED 9 VOTE GOLD Summary of Committee Nominees Each is independent - Highly qualified proven executives with no pre-existing social, business or professional relationships with Mr. Dabah Possess relevant, hands-on experience in key areas of the business — Including specialty apparel retailing, real estate strategy, and mass consumer marketing and branding Each possesses much needed insight, accountability, and complementary skills to the Board Growth-oriented individuals who will work with other members of the Board to oversee the development and implementation of much needed change and growth initiatives The Committee’s Nominees will significantly enhance the current composition of the Board, focus on driving future growth and work to enhance value for all shareholders [ 35 ]

CHANGE IS NEEDED ✓ VOTE GOLD

Action Plan

In light of the aforementioned concerns, we believe that the Company must pursue a number of proactive measures to realize its full potential and create meaningful long-term value for all shareholders

Appoint Permanent CEO and New Non-Executive Chairman	▪ Should be the Board's **highest priority** – The Nominees will recommend Raphael Benaroya for the position of permanent CEO – Mr. Benaroya's expertise will provide vision and leadership to achieve full growth potential
Articulate a Clear Brand Vision for the Future	▪ Renewed focus on the Company's core purpose: **"Make the very best accessible to all children"** to ensure continued, long-term, profitable growth
Retain and Attract Key Talent	▪ Work to retain and attract key talent as needed ▪ Restore the passion, energetic and creative culture which has made the Company successful
Introduce Growth Initiatives	▪ Work intensively with management to formulate, execute, and articulate potential new growth initiatives – Communicate a single-minded consistent message across marketing mediums to drive new customers and additional repeat purchases
Improve Real Estate Position	▪ Extremely important given the fact that over 41% of the Company's leases will come up for renewal over the next two to three years[1]

We believe that the Company must pursue a number of growth initiatives to realize its full potential and create meaningful long-term value for all shareholders

Source: Kimberly Greenberger (Citi) research report dated March 24, 2009

[36]

CHANGE IS NEEDED 9 VOTE GOLD Position Company for Growth: New Independent Nominees Are Growth Focused The independent Nominees have identified strategies that they believe can achieve significant growth The independent Nominees plan to work with the POTENTIAL INCREMENTAL SALES ($m) Board to formulate growth initiatives that will include, but will not be limited to: $2,634 $175% . 6 1 [6] - Roll-out of successful Shoe Concept : t h $429 w r o G - Small Market Store Concept $400 — Big Box Format Additionally, the Nominees will work to strengthen the existing base by: — Implementing merchandise initiatives to improve sales per $1,630 $1,630 square foot of existing space - Continuing to roll out new stores — Aggressively expanding direct-to-consumer business FY 2008 Pro Forma — Taking advantage of current real estate conditions Big Box Small Market Store Shoe Concept New growth initiatives will be geared towards realizing and increasing shareholder value [ 37 ]

CHANGE IS NEEDED 9 VOTE GOLD The Future Value of The Children’s Place is at Stake: Your Vote is Important We believe the incumbent slate of Directors lacks the relevant skills and expertise required to lead the Company into the future It is unacceptable for The Children’s Place to be operating with both an Interim CEO and Interim Chairman for almost two years — the Company’s loss of key management talent and its lack of future growth initiatives are the result The Committee’s Nominees are independent and bring fresh perspective and the relevant expertise and commitment to position the Company for future growth and shareholder value creation The value of your investment is at risk! Immediate change is needed. We urge you to vote for the Committee’s Independent Nominees on the GOLD Proxy card today [ 38 ]

Setting the Record Straight

CHANGE IS NEEDED 9 VOTE GOLD Setting the Record Straight Mr. Dabah is not a nominee for election — he was elected a director last year by shareholders after having received the unanimous nomination of the Board Mr. Dabah is not attempting to gain control of the Company — No plans to return as Chairman or CEO The Committee has nominated three independent and experienced candidates who will provide expertise in key areas of the Company’s business that we believe the current Board lacks, including real estate strategy, marketing and branding experience Rather than debate the merits of the respective Nominees, the Company has made a series of false and misleading statements about Mr. Dabah in an attempt to deflect attention from the incumbent Nominees and their track records [ 40 ]

CHANGE IS NEEDED 9 VOTE GOLD Setting the Record Straight (cont’d) Company’s Mr. Dabah is attempting to gain control of the Company and will have de facto control of the Misleading Company if his Nominees are elected to the Board Statements 9 Mr. Dabah is not attempting to gain control of the Company and will not have de facto control of the Company if the Committee’s Nominees are elected to the Board 9 Mr. Dabah is exercising his right as a shareholder of the Company to nominate qualified and independent directors to the Board Facts 9 Each of the Committee’s Nominees is independent under Nasdaq rules and Mr. Dabah has no preexisting social, business or professional relationship with any of the Committee’s Nominees 9 Additionally, if the Committee’s Nominees are elected to the Board, Mr. Dabah’s father-in-law, Stanley Silverstein, will retire from the Board when his term expires in 2010 Company’s Mr. Dabah was forced to resign as CEO of the Company after the Company’s auditors determined Misleading that they were no longer willing to rely on Mr. Dabah’s representations Statements 9 Mr. Dabah’s fellow directors did not question his integrity and planned to terminate Deloitte and engage BDO Seidman, which was willing to accept Mr. Dabah’s representations. Although the Facts Board considered Deloitte’s position unreasonable, Mr. Dabah stepped down as CEO to facilitate the completion of audits and to avoid further delay in completing the Company’s SEC filings 9 In fact, Mr. Dabah was offered the opportunity to stay on as senior advisor to the Company [ 41 ]

CHANGE IS NEEDED 9 VOTE GOLD Setting the Record Straight (cont’d) Company’s Mr. Dabah resigned as CEO in September 2007 under a cloud of securities trading and stock Misleading option investigations Statements 9 Mr. Dabah’s resignation did not result from the Company’s stock option or code of conduct investigations 9 The stock option investigation did not involve back-dating by Mr. Dabah 9 Mr. Dabah had no knowledge of and did not participate in any of the conduct that was investigated 9 The investigation concluded that Mr. Dabah received no options that were not properly approved and was found not to have engaged in any wrongdoing Facts 9Ms. Kasaks and Mr. Elvey were members of the Compensation Committee, which oversaw the Company’s options plans and grant procedures 9 Mr. Dabah has never traded shares in violation of the Company’s internal policies or the securities laws 9 The Audit Committee found that Mr. Dabah merely pledged shares in a customary brokerage margin account without first notifying the Company, and inadvertently failed to report an immaterial increase in his wife’s ownership of shares in the Company as a result of the dissolution of a family trust 9 The Board concluded that Mr. Dabah did not obtain any personal benefit Company’s Misleading Mr. Dabah filed a lawsuit to change the date of Annual Stockholder Meeting but the date stands Statements 9 Mr. Dabah brought the lawsuit so that shareholders would have the opportunity to vote for directors without delay, as the Company had not held an annual shareholders meeting in nearly 20 Facts months. As a result of Mr. Dabah’s lawsuit, the Company was required, to give shareholders the opportunity to elect five directors rather than two [ 42 ]

CHANGE IS NEEDED 9 VOTE GOLD Setting the Record Straight (cont’d) Company’s Ross Glickman is conflicted. He receives approximately $1 million in rent and occupancy fees from Misleading the Company and is seeking more PLCE stores Statements 9 Urban Retail Properties derives an insignificant amount annually from The Children’s Place as a Facts tenant, not $1 million, and neither Mr. Glickman nor Urban Retail Properties are seeking more PLCE stores Company’s During fiscal 2008 and fiscal 2009 year-to-date, under the new management team, The Children’s Misleading Place stock price has increased nearly 40% Statements 9 The Company’s stock price has remained virtually unchanged since Mr. Crovitz became Interim Facts CEO in September 2007 [ 43 ]

Supplemental Information

CHANGE IS NEEDED 9 VOTE GOLD Failure to Install a Qualified, Permanent CEO The Company began looking for a permanent CEO in September 2007... TIMELINE OF KEY EVENTS October 24, 2007 February 5, 2009 September 26, 2007 Board of Directors engages Company completes review of “Strategic Alternatives”. Chuck Crovitz named Lehman Brothers to assist in Announces Board of Directors is renewing and Interim CEO by BOD reviewing “Strategic Alternatives” accelerating search for permanent CEO 2007 2008 2009 October 9, 2007 November 20, 2007 February 5, 2009 Board of Directors establishes “Search Committee” chaired Company enters into an Company amends Mr. Crovitz’ original employment by Ms. Kasaks to find a permanent CEO. A professional employment agreement term agreement. New agreement provides for an equity award search firm is engaged to assist in the search sheet with Mr. Crovitz valued at approximately $1 million Mr. Dabah is a member of the CEO Search Committee, but over the last 22 months: Observations — No potential CEO candidate has been recommended by the committee for him to interview — He has not been asked to attend a single CEO Search Committee meeting to the extent they have taken place nor, to the best of his knowledge, has any other Board member It appears to us that the CEO Search Committee has failed to attract a single CEO candidate for this promising company [ 45 ]

CHANGE IS NEEDED 9 VOTE GOLD Failure to Install a Qualified, Permanent CEO ...and is still waffling after almost two years September 2007 “With its CEO out, Board member Chuck Crovitz... is acting CEO, while a search for Source: a new CEO is underway.” Dorothy Lakner (CIBC) September 26, 2007 March 2009 “Furthermore, Mr. Crovitz also previously commented that he has planned to be Source: Interim CEO for 16-18 months and upon hiring a permanent CEO will return to the Kimberly Greenberger (Citi) Board of Directors. We believe the search could take another 6-12 months.” March 24, 2009 May 2009 “...in terms of the timeframe for the CEO search, we don’t have a specific timeframe Source: on that...” Chuck Crovitz, Q1 2009 PLCE Earnings Conference Call Why would an Interim CEO expect to be in the position for 18 months? The nebulous timeframe for the CEO search was provided 3 months after the Observations Company announced it had completed its strategic review process The Board of Directors should be more focused on finding a permanent CEO The CEO search should be the Board of Director’s number one priority -We believe it has taken far too long, without satisfactory explanation [ 46 ]

CHANGE IS NEEDED ✓ VOTE GOLD

Position Company for Growth: Store-Within-A-Store Shoe Concept

Aggressively roll out the store-within-a-store shoe concept

- According to NDP Group, Inc., the U.S. children's footwear market totaled $5.7 billion in 2007[1]
- We believe that Senior Management should be aggressively pursuing this significant market opportunity
- Accelerated roll-out of the store-within-a-store shoe concept can be achieved by:
  - Expanding store size as part of remodels at lease expiration
  - Incorporating the store-within-a-store shoe concept into all future stores
  - Expanding existing stores into adjacent space as space becomes available
  - Incorporating the store-within-a-store shoe concept into existing stores where sales per square foot are below the chain average and re-allocating existing space to this initiative
- The Committee believes the large number of upcoming lease renewals (approximately 40% over the next two to three years) and the roll-out of new stores provide an opportunity to extend the store-within-a-store shoe concept to 500 stores by 2013

POTENTIAL INCREMENTAL SALES ($m)



$1,805
Growth: 11%
$175
$1,630
$1,630
FY 2008
Pro Forma (2)

Store-Within-A-Store Shoe Concept would provide approximately $175 million in incremental sales, representing a 11% increase over FY 2008 reported sales of $1,630 million

(1) Source: NPD press release dated February 14, 2008
(2) Potential incremental annual sales calculated as 500 stores x 1,000 square feet of shoe selling space x $350 sales per square foot

[47]

CHANGE IS NEEDED ✓ VOTE GOLD

Position Company for Growth: Small Market Store Concept

This initiative can yield an additional 300-400 stores in North America, over and above the Company's 1,100 to 1,200 store potential

- We believe the current Board of Director's lack of real estate expertise has diminished the Company's focus on square footage expansion, ignoring the significant expansion opportunities that exist within smaller markets
- Believe this initiative can yield an additional 300-400 stores in North America
- Small market stores would average 4,250 square feet (approximately 25% smaller than the average new store that includes the shoe concept)
- Achieve sales productivity consistent with that of the overall Company store portfolio ($350 net sales per gross square foot in fiscal year 2008)

POTENTIAL INCREMENTAL SALES ($m)



$2,059
Growth: 26%
$429
$1,630
$1,630
FY 2008
Pro Forma (1)

We believe the small market store concept could generate approximately $429 million in incremental sales, representing a 26% increase over FY 2008 reported sales of $1,630 million

(1) Potential incremental annual sales calculated as 350 stores x 3,500 square feet x $350 sales per square foot

[48]

CHANGE IS NEEDED 9 VOTE GOLD Position Company for Growth: Big Box Format Unique vertically integrated concept would offer integrated, related and matching apparel and accessories, home furnishings, shoes, with a selection of child development products, all under one roof POTENTIAL INCREMENTAL SALES ($m) Provides an opportunity to complete the Company’s core purpose “make the very best accessible to all children” Unique vertically integrated concept that does not exist today $2,030 [5] % Leverage The Children’s Place powerful brand attributes 2 : t h w of fashion, quality and value r o G $400 Offer integrated, related and matching apparel and accessories, home furnishings, shoes, with a selection of child development products, all under one roof We believe this could generate approximately $5 million of sales per store $1,630 $1,630 We believe capacity exists for 80 big box stores that could be opened through 2013 Prudent testing before any large roll-out FY 2008 Pro Forma(1) The big box concept could generate approximately $400 million in incremental sales, representing a 25% increase over FY 2008 reported sales of $1,630 million (1) Potential incremental annual sales calculated as 80 stores x $5 million of sales per store [ 49 ]